CENTURY CAPITAL
M A N A G E M E N T L T D

WATERFRONT CENTRE
200 BURRARD STREET SUITE 1650
VANCOUVER BC V6C 3L6
TEL 604 689 3355 FAX 604 689 5320
E-MAIL century@centcap.com

CONFIDENTIAL

November 12, 2004

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY
21098 Bake Parkway, Suite 100
Lake Forest, CA 92630

Attention: Mark Josipovich, CEO

Dear Sirs:

Re: The Bluebook International Holding Company
Engagement Letter

This engagement letter (the "Agreement") sets forth the terms and conditions under which The Bluebook International Holding Company (the "Company", "Bluebook" or "you") has retained Century Capital Management Ltd. ("Century", "we" or "us").

Specific terms of our engagement are as follows:

Fee for Prior Services

1. You acknowledge the prior services rendered by us related to conducting due diligence, the strategic positioning of the Company and our role in assisting you in negotiating with your proposed investors, including our assistance in advising you with respect to the development of materials presented to such investors. As consideration for the above, we will be paid a fee of $230,000 (the "Fee"). The Fee will be paid to us in fully paid and non-assessable shares of your common stock (the "Compensation Shares") at a price of $0.0375 per share for a total of 6,133,333 shares of common stock.

Monthly Fee

2. In addition to the Fee, you agree to retain us as your general corporate development consultants and to pay to us during the Term a monthly fee (the "Monthly Fee") of $5,000 in advance on the first day of each month by wire transfer as set forth in Schedule "B" hereto. The Monthly Fee will accrue from October 15, 2004 and become payable from and after the date on which you close a financing or series of financings with gross proceeds to you of at least $2,000,000.

Duties

3. We shall perform such services and duties, within the scope of our position as general

corporate development consultants, as may be assigned to us from time to time by the Chief Executive Officer of the Company, including but not limited to advising you concerning management, marketing, consulting, strategic planning, corporate organization and structure matters in connection with the operation of your business, expansion of services, and other business opportunities, as well as developing due diligence materials for the purposes of presenting your Company to potential strategic partners and investors.

Term

4. The term of this Agreement (the "Term") shall be one year from the date hereof, provided that the Term shall automatically renew for successive three month periods unless either party notifies the other of the termination of this Agreement not less than thirty (30) calendar days prior to expiry.

Registration

5. Immediately upon execution of this Agreement, you agree to cause to be filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-8 (or other available form) registering the resale of the Compensation Shares and to deliver to us the certificates representing the Compensation Shares in the denominations specified herein no later than ten (10) calendar days of the date of this Agreement.

Restrictions on Resale

6. Notwithstanding the registration of the Compensation Shares pursuant to section 5 hereof, we agree and acknowledge that we will be restricted from selling certain of the Compensation Shares for a period of up to one year from the date hereof as follows:

Amount of Engagement Shares	**Date Restriction Expires**
50% of Engagement Shares	No Restriction
25% of Engagement Shares	April 8, 2005
25% of Engagement Shares	October 8, 2005

Legend

7. The certificates representing those of the Compensation Shares subject to restrictions on resale pursuant to section 6 hereof will bear a legend as follows and no other:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE RESOLD BY THE HOLDER WITHOUT THE WRITTEN CONSENT OF THE COMPANY UNTIL [**INSERT APPROPRIATE DATE FROM SECTION 6**], AFTER WHICH THIS RESTRICTION SHALL BE OF NO FURTHER FORCE OR EFFECT. NOTWITHSTANDING THE PRECEDING, THE HOLDER MAY TRANSFER THE

SECURITIES REPRESENTED BY THIS CERTIFICATE TO ITS AFFILIATES WITHOUT THE CONSENT OF THE COMPANY, PROVIDED THAT ANY NEW CERTIFICATE ISSUED BEARS THIS LEGEND.

Expenses

8. You agree to reimburse us, upon request from time to time, for all costs and expenses which we incur in fulfilling our obligation hereunder, including, without limitation, the costs respect to travel, accommodations, printing, telephone, fax, courier service, copying, direct computer expenses, and secretarial overtime ("Expenses"). We will advise you in advance of any significant Expenses to be incurred by us and to invoice you monthly for our Expenses. We agree that we will not incur Expenses in excess of $5,000 without your prior approval. In addition, we may request from time-to-time advances from you for certain Expenses such as travel costs.

Devotion to Duty

9. We will devote such time as is reasonable on an "as needed" basis with respect to the subject consulting services. The services to be performed by us will be performed through our offices or at such other place as maybe determined by us from time to time. You acknowledge that the Consultant is currently providing services of a similar nature to other parties and you agree that we are not prevented or barred from rendering services of similar nature to any other individual or entity. We shall provide the subject consulting services according to our own means and methods of work and shall not be subject to your control or supervision. We may retain the services of sub-contractors to provide the subject consulting services. You acknowledge that nothing in this Agreement shall be construed to require us to provide services to you at any specific time or in any specific place or manner and that we is free to perform services for other clients, provided it does not interfere with his duties under this Agreement.

Provision of Information; Indemnification

10. In connection with our engagement, you will furnish us with all data, material, and information concerning the Company, unless otherwise not permissible by law or that would violate agreements to which the Company is party, which we reasonably request, all of which will be accurate and complete in all material respects at the time furnished. We will be using and relying exclusively on the information provided by you without independent verification and without performing any appraisal of your assets or business. Our services will be subject to any information of which we are not made aware nor provided due to applicable law or agreements. In connection with our engagement hereunder, you will enter into a separate letter agreement (the "Indemnification") in the form attached hereto as Schedule "A", dated as of the date hereof, providing for the indemnification of us and certain related parties by you.

Confidential Information

11. We shall take reasonable security precautions, at least as great as the precautions we take to protect our own confidential information, to keep confidential the Confidential Information (as defined herein). We may disclose Confidential Information or Confidential Materials (as defined herein) only to our employees or consultants on a need-to-know basis. We will have executed appropriate written agreements with our employees and consultants regarding confidentiality sufficient to enable us to comply with all the provisions of this Agreement, unless our consultants are subject to professional duties of confidentiality. We shall not use any Confidential Information and/or Confidential Materials to your detriment, directly or indirectly. Notwithstanding the preceding, nothing in this agreement shall be construed as limiting in any way whatsoever our right to deal with of any securities issued by you. "Confidential Information" means information that you designate in writing as being confidential or which, under the circumstances surrounding the disclosure, ought to be treated as confidential. "Confidential Information" includes, without limitation, the information relating to your released or unreleased software or hardware products, the marketing or promotion of any of your products, your business policies or practices, and information received from others by you that you are obligated to treat as confidential. Confidential Information disclosed to us by your subsidiaries, agents and/or strategic partners is covered by this Agreement. Confidential Information shall not include information that is generally available to the public. "Confidential Materials" shall mean all materials containing Confidential Information, including without limitation written, typed or printed documents and computer disks or tapes, whether machine or user readable. We shall not disclose any Confidential Information to third parties for five (5) years following the date of its disclosure by you to us. We shall notify you immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Confidential Materials and will cooperate with you in every reasonable way to help you regain possession of the Confidential Information and/or Confidential Materials and prevent their further unauthorized use. We shall return all originals, copies, reproductions and summaries of Confidential Information and/or Confidential Materials at your request, or at your option, certify the destruction of the same. All Confidential Information and Confidential Materials are and shall remain your property. By disclosing information to us, you do not grant any express or implied right to us to or under your patents, copyrights, trademarks, or trade secret information.

Entire Agreement

12. This Agreement constitutes the entire agreement between us with respect to the subject matter hereof. Is shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of you, your agents, or employees, but only by an instrument in writing signed by one of your authorized officers. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

Arbitration

13. This Agreement shall be governed by the laws of the State of California. Any controversy arising out of, connected to, or relating to this Agreement, or the breach thereof, including, but not limited to any claims of violations of Federal and/or State Securities Acts, Banking Statutes, Consumer Protection Statutes, Federal and/or State anti-Racketeering (e.g. RICO) claims as well as any common law claims and any State Law claims of fraud, negligence, negligent misrepresentations, and/or conversion shall be settled by arbitration in the State of California, County of Orange; and in accordance with this paragraph and judgment on the arbitrator's award may be entered in any court having jurisdiction thereof in accordance with the provisions of California Law. In the event of such a dispute, each party to the conflict shall select an arbitrator, both of whom shall then select a third arbitrator which shall constitute the three person arbitration board. The decision of a majority of the board of arbitrators, who shall render their decision within thirty (30) days of appointment of the final arbitrator, shall be binding upon the parties. Notwithstanding any arbitration provision, the parties each reserve the right to seek injunctive relief from a court of proper jurisdiction to enforce the terms and conditions of this Agreement. Both parties waive any claim for punitive damages.

Severability

14. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. All obligations created by this Agreement shall survive change or termination of the parties' business relationship.

Acknowledgement

15. We are neither a law firm nor an accounting firm. We do however employ professionals in those capacities to better enable us to provide our services. You agree that you will not rely upon any legal or financial representation made by us and that you will continue to seek the independent advise of legal and financial counsel regarding all material aspects of your business. You acknowledge that the lawyers, accountants and other advisors employed by us represent our interests and that no representation or warranty has been given to you as to any legal, tax, accounting, financial or other aspects of the transactions contemplated by this Agreement. We are not registered with or licensed by any securities commission or like authority as and underwriter, broker, dealer or financial advisor and the services to be provided by us hereunder shall expressly not include trading in securities (either as principal or agent), participating in a distribution of securities which is not exempted from the requirements of applicable securities laws, or engaging in or professing to engage in the business of advising others with respect to a purchase or sale of securities.

Modification

16. This Agreement may only be modified by written agreement which is signed by all parties hereto.

Termination

17. Notwithstanding any other provision hereof, either of us may terminate this Agreement at any time in the event that we become aware of an adverse material fact with respect to the business, assets, shareholders, directors, officers, affiliates or employees of the other not previously disclosed.

Miscellaneous

18. Time shall be of the essence of this Agreement. The parties agree to do such further acts and things as may be necessary to give effect to the foregoing. This Agreement may be signed in one or more counterparts which shall together comprise one and the same document. This Agreement may also be delivered by facsimile which delivery shall be deemed to be valid and sufficient. All obligations created by this Agreement shall survive change or termination of the parties' business relationship. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld.

Not Underwriter

19. We are not registered with or licensed by any securities commission or like authority as an underwriter, broker, dealer or financial advisor and the services to be provided by us hereunder shall expressly not include trading in securities (either as principal or agent), participating in a distribution of securities which is not exempted from the requirements of applicable securities laws, or engaging in or professing to engage in the business of advising others with respect to a purchase or sale of securities.

Legal Advice

20. We have obtained legal advice concerning this Agreement and request that you obtain independent legal advice with respect to this Agreement before executing same. You hereby represent and warrant to us that you have been advised to obtain independent legal advice, and that prior to the execution of this Agreement you have obtained independent legal advice or have, in your discretion, knowingly and willingly elected not to do so.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to us the enclosed duplicate copy of this Agreement together with the Indemnification. Please ensure that a directors' resolution is passed approving our engagement. Please also remit the initial Monthly Fee by wire transfer pursuant to the attached instructions. We look forward to working with you and to the successful conclusion of this engagement.

Yours very truly,

CENTURY CAPITAL MANAGEMENT LTD.

Andrew Hromyk
President

Accepted and Agreed to as of
the 17 day of November, 2004.

THE BLUEBOOK INTERNATIONAL HOLDING COMPANY

Mark A. Josipovich, CEO